Exhibit 99.1
Terra Industries Inc. Exhibit 99.1 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com NEWS For immediate release Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Industries Inc. triples quarterly earnings, declares dividend
SUMMARY
Q3/08 vs. Q3/07:
•	Operating income up 87 million, or 71%.

•	North American revenues up $318 million, or 67%.

•	Ammonia, UAN and AN selling prices up 94%, 47% and 56%.
Outlook:
•	Softer global nitrogen prices accompanied by a decline in energy prices.

•	Economic slowdown could affect industrial nitrogen demand.

•	Grain inventories remain near historical lows, supporting strong demand for nitrogen fertilizers.
Sioux City, Iowa (October 23, 2008)—Terra Industries Inc. (NYSE: TRA) announced today income available to common shareholders for the 2008 third quarter of $164.9 million ($1.64 per diluted share), up from $53.1 million ($.51 per diluted share) for the same period in 2007. For the 2008 first nine months, Terra reported income available to common shareholders of $467.2 million ($4.54 per diluted share), up from $128.4 million ($1.24 per diluted share) in the 2007 first nine months.
Terra also declared a dividend of $.10 per common share, payable Dec. 12, 2008, to holders of record as of Nov. 24, 2008.
Analysis of third quarter results
Revenues for the 2008 third quarter totaled $790.2 million, compared to $580.5 million for the 2007 third quarter. The 2007 revenues included $108.1 million from Terra’s UK operations that were later contributed to a joint venture. Excluding the 2007 UK results, revenues increased $317.8 million from the 2007 to the 2008 third quarter, primarily due to higher nitrogen products selling prices. Ammonia, urea ammonium nitrate (UAN) and ammonium nitrate (AN) selling prices increased 94, 47 and 56 percent, respectively, over those of the same period last year. The improved selling prices reflect strong nitrogen products demand resulting from low grain inventories and strong commodity grain prices. North American sales volumes for UAN and AN increased by 8 and 30 percent, respectively, while ammonia sales volumes decreased 4 percent from those of the same period last year. The significantly higher AN sales volumes were due to the 2007 third quarter volumes having been reduced when the Yazoo City manufacturing facility undertook an extended nitric acid turnaround.
During the third quarter Terra restarted its Donaldsonville, Louisiana ammonia plant. Due to mechanical and weather-related issues the plant operated intermittently in August and through mid-September. As a result, the plant incurred start-up costs of approximately $7.5 million ($5.5 million or $0.05 per share, after tax). These costs are included in cost of sales for the 2008 third quarter. The plant has operated well since late September.
Third quarter equity earnings of affiliates of $42.1 million reflect Terra’s interest in earnings from the GrowHow UK joint venture.
Earnings per share for the third quarter were reduced by $0.05 per share as a result of the $5.2 million inducement payments associated with the conversion of preferred shares.

Analysis of year-to-date results
Revenues for the 2008 first nine months totaled $2.2 billion compared to $1.8 billion for the 2007 period. The 2007 revenues included $319.1 million from Terra’s UK operations that were later contributed to a joint venture. Excluding the 2007 UK results, revenues increased $753.2 million from the 2007 to the 2008 first nine months, mostly due to higher nitrogen products selling prices. Ammonia, UAN and AN selling prices increased 59, 50 and 40 percent, respectively, over those of the same period last year. Selling prices for the first nine months improved for substantially the same reasons as they did for the third quarter. North American sales volumes for ammonia and AN increased by 5 and 8 percent respectively, from those of the same period last year, while sales volumes for UAN remained stable. Sales volumes for the first nine months were generally affected by the same factors affecting those of the third quarter.
Year-to-date equity earnings of affiliates of $89.0 million reflect Terra’s interest in earnings from the GrowHow UK joint venture.
Forward natural gas position
Terra’s forward purchase contracts at Sept. 30, 2008, fixed prices for about 36 percent of its next 12 months’ natural gas needs at about $188 million above the published forward market prices at that date. These forward positions hedge production costs primarily associated with product that Terra has sold and plans to ship in the 2008 fourth quarter and 2009 first quarter.
Cash balances, customer prepayments and share buybacks
Cash balances, including about $195 million in customer prepayments, totaled $681 million at Sept. 30, 2008. Terra expects to ship products under customer prepay agreements during the 2008 fourth quarter and 2009 first quarter.
During the 2008 third quarter, Terra repurchased approximately 2.4 million of its common shares under its share buyback program at an average price of $41.69 per share and a total cost of $100 million. The program authorizes Terra to repurchase approximately 12.8 million shares (14 percent of its current outstanding shares) and extends through June 30, 2010. At Sept. 30, 2008, approximately 10.3 million shares remained available for repurchase under the program.
CEO’s remarks
Said Terra President and CEO Mike Bennett, “We are pleased with Terra’s third quarter performance. We also expect strong fourth quarter performance, in part because we have secured margins on substantial volumes of forward sales against which we have locked in natural gas purchases.”
Bennett continued, “As we look ahead to 2009, industry projections indicate an increase in nitrogen fertilizer demand driven by increased demand for grain. It remains to be seen what effect the broad economic slowdown will have on our industrial customers. To date, credit issues have not had a notable impact on our customer base.
“While current global urea prices are sharply lower than they were in the summer, domestic natural gas prices have also dropped dramatically, continuing to support favorable projected margins.”
Conference call details
Terra management will conduct a conference call to discuss these third quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s Web site at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2007 revenues of $2.4 billion, is a leading international producer of nitrogen products.
Forward-looking statements
Certain statements in this new release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.
Additional information as to these factors can be found in Terra’s 2007 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
# # #
Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands except per-unit amounts)	2008	2007	2008	2007

Revenues
Product revenues	$788,272	$577,916	$2,198,398	$1,768,377
Other	1,942	2,560	9,617	5,558

Total revenues	$790,214	$580,476	$2,208,015	$1,773,935

Costs and expenses
Cost of sales	578,310	441,863	1,532,369	1,396,480
Selling, general and administrative costs	18,301	21,936	58,238	67,187
Equity earnings of unconsolidated affiliates	(15,857)	(5,566)	(45,665)	(10,379)

Total costs and expenses	580,754	458,233	1,544,942	1,453,288

Income from operations	209,460	122,243	663,073	320,647

Interest income	5,409	4,709	19,330	11,078
Interest expense	(6,773)	(6,905)	(20,587)	(22,685)
Loss on early retirement of debt	—	—	—	(38,836)

Income before income taxes and minority interest	208,096	120,047	661,816	270,204

Income tax provision	(63,169)	(40,654)	(229,742)	(87,390)
Minority interest	(15,748)	(11,144)	(52,369)	(33,720)
Equity earnings of unconsolidated affiliates	42,091	2,202	88,986	2,202

Income from continuing operations	171,270	70,451	468,691	151,296

Income (loss) from discontinued operations net of tax	141	(16,071)	7,612	(19,052)

Net income	171,411	54,380	476,303	132,244
Inducement of preferred stock	(5,248)	—	(5,248)	—
Preferred stock dividends	(1,275)	(1,275)	(3,825)	(3,825)

Income available to common shareholders	$164,888	$53,105	$467,230	$128,419

Income per common share:
Basic—continuing operations	$1.75	$0.77	$5.01	$1.62
Basic—discontinued operations	—	(0.18)	0.08	(0.21)

Net income	$1.75	$0.59	$5.09	$1.41

Diluted—continuing operations	$1.64	$0.66	$4.47	$1.41
Diluted—discontinued operations	—	(0.15)	0.07	(0.17)

Net income	$1.64	$0.51	$4.54	$1.24

Weighted average shares outstanding:
Basic	94,259	90,092	91,821	91,143
Diluted	104,605	105,946	104,851	106,899
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	September 30,
	2008	2007
Assets
Cash and cash equivalents	$680,666	$360,478
Accounts receivable, net	235,587	159,660
Inventories	175,920	123,950
Margin deposits with derivative counterparties	132,058	538
Other current assets	62,193	12,503
Current assets held for sale—discontinued operations	45,607	2,475

Total current assets	1,332,031	659,604

Property, plant and equipment, net	407,037	392,891
Equity method investments	382,606	369,605
Deferred plant turnaround costs—net	29,303	35,029
Other assets	31,965	20,335
Noncurrent assets held for sale—discontinued operations	—	43,029

Total assets	$2,182,942	$1,520,493

Liabilities and Stockholders’ Equity
Accounts payable	$124,138	$80,293
Customer prepayments	195,039	85,313
Derivative hedge liabilities	218,652	26,167
Accrued and other current liabilities	113,042	65,354
Current liabilities held for sale—discontinued operations	2,749	4,833

Total current liabilities	653,620	261,960

Long-term debt	330,000	330,000
Deferred taxes	53,135	49,691
Pension liabilities	10,018	38,041
Other liabilities	78,779	88,342
Minority interest	105,456	102,854
Noncurrent liabilities held for sale—discontinued operations	—	1,849

Total liabilities and minority interest	1,231,008	872,737

Series A preferred shares	2,027	115,800

Stockholders’ equity	949,907	531,956

Total liabilities and stockholders’ equity	$2,182,942	$1,520,493

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income	$171,411	$54,381	$476,303	$132,244
Income from (loss on) discontinued operations	141	(16,071)	7,612	(19,052)

Income from continuing operations	171,270	70,452	468,691	151,296

Non-cash charges and credits:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	18,957	26,697	58,406	75,025
Loss on sale of property, plant and equipment	1,508	—	2,235	—
Deferred income taxes	(100,712)	24,669	(51,772)	61,629
Minority interest in earnings	15,748	11,144	52,369	33,720
Distributions in excess of (less than) equity earnings	(1,357)	8,934	2,524	5,121
Equity earnings GrowHow UK Limited	(42,091)	(2,202)	(88,986)	(2,202)
Non-cash loss (gain) on derivatives	3,344	(448)	(1,610)	176
Share-based compensation	561	3,157	10,333	16,838
Amortization of intangible and other assets	2,123	2,170	6,193	6,655
Non-cash loss on early retirement of debt	—	—	—	4,662

Change in operating assets and liabilities:
Accounts receivable	36	11,357	(65,639)	(29,137)
Inventories	(5,743)	1,281	(42,221)	49,473
Accounts payable and customer prepayments	80,845	40,536	(90,559)	(25,023)
Margins deposits with derivative counterparties	(132,020)	6,362	(131,420)	(501)
Other assets and liabilities, net	82,645	(9,263)	67,471	19,433

Net cash flows from operating activities—continuing operations	95,114	194,846	196,015	367,165
Net cash flows from operating activities—discontinued operations	(612)	4,050	9,439	14,572

Net cash flows from operating activities	94,502	198,896	205,454	381,737

Investing Activities
Capital expenditures and plant turnaround expenditures	(34,207)	(25,293)	(70,123)	(59,109)
Cash retained by GrowHow UK Limited	—	(17,249)	—	(17,249)
Proceeds from sale of property, plant and equipment	28	—	1,660	—
Distributions received from unconsolidated affiliates	—	—	7,196	—
Contribution settlement received from GrowHow UK Limited	(628)	—	27,427	—

Net cash flow from investing activities	(34,807)	(42,542)	(33,840)	(76,358)

Financing Activities
Issuance of debt	—	—	—	330,000
Payments under borrowing arrangements	—	—	—	(331,300)
Payments for debt issuance costs	—	(5)	—	(6,403)
Preferred share dividends paid	(1,275)	(1,275)	(3,825)	(3,825)
Inducement payment to preferred shareholders	(5,248)	—	(5,248)	—
Common stock dividends paid	(9,097)	—	(18,299)	—
Common stock issuances and vestings	(2,997)	(317)	(9,839)	89
Excess tax benefits from equity compensation plans	4,305	—	12,122	—
Payments under share repurchase program	(100,000)	(68,215)	(107,500)	(87,426)
Distributions to minority interests	(16,743)	(13,840)	(56,642)	(25,554)

Net cash flows from financing activities	(131,055)	(83,652)	(189,231)	(124,419)

Effect of exchange rate changes on cash	18	826	45	501

Increase (decrease) to cash and cash equivalents	(71,342)	73,528	(17,572)	181,461
Cash and cash equivalents at beginning of period	752,008	286,950	698,238	179,017

Cash and cash equivalents at end of period	680,666	360,478	680,666	360,478

Terra Industries Inc.
Summarized Information
(volumes in thousands)
North America Volumes and Prices
Note: All UAN data for 2008 and 2007 are expressed on a 32% nitrogen basis.

	Three Months Ended September 30,
	2008			2007
	Sales		Average	Sales		Average
	Volumes		Unit Price[1]	Volumes		Unit Price[1]
Ammonia (tons) [2]	392		$598	410		308
UAN (tons)	1,055		349	974		238
Urea (tons)	21		432	24		298
Ammonium nitrate (tons) [2]	172		388	132		248
Methanol (gallons)	8,658		1.28	6,238		0.85

Natural gas cost[3]		$9.94			$7.12

	Nine Months Ended September 30,
	2008			2007
	Sales		Average	Sales		Average
	Volumes		Unit Price[1]	Volumes		Unit Price[1]
Ammonia (tons) [2]	1,303		$532	1,245		$334
UAN (tons)	3,072		326	3,060		218
Urea (tons)	75		422	88		305
Ammonium nitrate (tons) [2]	539		339	499		243
Methanol (gallons)	23,244		1.42	24,789		1.05

Natural gas cost[3]		$8.74			$6.95

[1]	After deducting outbound freight costs.

[2]	2007 ammonia and AN sales volumes and prices have been adjusted to exclude Terra’s UK operations for accurate comparison to 2008 volumes and prices.

[3]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.